Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Antone F. Moreira

Vice President, Treasurer

and Chief Financial Officer

(201) 902-9600

SYMS CORP REPORTS RESULTS FOR THE THIRD QUARTER

Secaucus, New Jersey, January 5, 2006 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results for the third quarter ended November 26, 2005.

For the third quarter ended November 26, 2005 the Company had a net profit of $1.2 million ($0.08 per share) as compared to a net profit of $2.0 million ($0.13 per share) for the 13 week period ended November 27, 2004. For the 39-week period ended November 26, 2005, the Company had a net profit of $1.0 million ($0.07 per share) as compared to a net loss of $1.7 million ($0.11 per share) for the 39 weeks ended November 27, 2004. The net profit for the third quarter ended November 27, 2004 was impacted by the sale of property in Roseland, New Jersey and the recorded gain of $721,000.

Net sales for the third quarter ended November 26, 2005 decreased 1.7% to $74.7 million, compared to $76.0 million for the same period last year. Net sales for the 39-week period ended November 27, 2004 decreased 1.0%, $203.6 million from $205.6 million for the same period last year. Same store sales for the third quarter ended November 26, 2005 decreased 0.2% compared to the same period last year, and for the 39-week period ended November 26, 2005, increased 2.1% compared to the same period last year.

Syms currently operates a chain of thirty seven “off-price” apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Act of 1934) and information relating to the Company that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used is this press release, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, decreased consumer demand for the Company’s product, possible disruptions in the Company’s computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

(Financial tables follow)

SYMS CORP
UNAUDITED STATEMENT OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended	Ended	Ended
	11/26/2005	11/27/2004	11/26/2005	11/27/2004

Net Sales	$74,694	$75,980	$203,583	$205,555

Gross Margin	29,838	30,074	82,665	81,499

Operating Expenses	28,139	28,092	81,648	83,548

Other Income	(25)	(738)	(50)	(767)

Net Profit/Loss After Taxes	$1,180	$2,018	$1,032	$(1,710)

Net Profit/Loss Per Share - Basic	$0.08	$0.13	$0.07	$(0.11)

Weighted Average
Shares Outstanding	14,963	15,175	14,981	15,141

SYMS CORP
UNAUDITED BALANCE SHEETS
(IN THOUSANDS)

	November 26,	November 27,
	2005	2004

ASSETS:

Current Assets
Cash	$23,724	$29,782
Receivables	5,824	7,694
Inventory	84,553	89,883
Other Current Assets	20,248	9,250

Total Current Assets	134,349	136,609

Property & Equipment	105,044	119,172

Other Assets - Net	24,345	26,467

Total Assets	$263,738	$282,248

Liabilities & Shareholder's Equity:

Accounts Payable	$38,877	$43,064
Accrued Expenses	11,683	10,938
Other Current Liabilities	3,862	4,924

Total Current Liabilities	54,422	58,926

Other Long Term Debt	1,542	1,712

Shareholder's Equity	207,774	221,610

Total Liabilities & Capital	$263,738	$282,248